EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:

Neil Berkman, Investor Relations, 310-826-5051, nberkman@berkmanassociates.com

Larry Gerdes, CEO, 678-808-0600, larry.gerdes@trcr.com

Lance Cornell, CFO, 678-808-0600, lance.cornell@trcr.com

October 22, 2010

(BW) (TRANSCEND SERVICES, INC.) (TRCR)

TRANSCEND ACQUIRES HEARTLAND

ATLANTA, Georgia. TRANSCEND SERVICES, INC. (NASDAQ: TRCR), a leading provider of clinical documentation services to the U.S. healthcare market, announced today that it has acquired Spryance, Inc. and its subsidiaries (d.b.a. “Heartland”) on October 21, 2010.

Founded in 1997, Heartland Information Services was acquired in 2006 by Spryance, Inc. The combined company has used the Heartland name since the acquisition. Headquartered in Toledo, Ohio, Heartland serves approximately 55 hospitals plus several clinics and surgery centers nationwide and has a strong relationship with Hospital Corporation of America (HCA). With centers in Bangalore, Chennai and Delhi, the company has over 1,500 medical transcription and quality assurance specialists in India and has historically provided most of its services using offshore resources.

Sue McGrogan, Transcend’s President and Chief Operating Officer stated: “With the combination of Heartland and Transcend, we will arrive at what we consider to be an optimal blend of domestic and offshore capacity, with approximately 70% of our work completed in the U.S. and 30% in India. This gives us additional capacity and allows us to provide faster turnaround times by allocating work more efficiently, especially during the night in the U.S. This is why we believe a blended approach is the best solution for many of our customers. We have a wonderful, industry-leading domestic workforce which is a key to our success and we plan to retain and expand that workforce as we grow.”

Larry Gerdes, Transcend’s Chief Executive Officer added: “We are excited to assume the privilege and responsibility of serving Heartland’s customers. As we integrate our two companies, we look forward to offering our Heartland customers a greater array of flexible solutions to meet their clinical documentation needs. If some Heartland customers wish to use a blend of domestic and offshore resources, we will make that option available to them. For those customers who prefer to manage their own transcriptionists, we will offer our new EncoreTM platform. For those who desire to reduce transcription costs by having their physicians edit their own documents, we will provide our front-end speech solution. And for those who want to take advantage of the structured, XML-tagged data in our documents, we will offer a variety of data mining, alert and query solutions.”

Heartland currently generates over $18 million of annual revenue, bringing Transcend’s annual revenue run rate over the $100 million threshold. Transcend acquired Heartland by merging a Transcend subsidiary into Spryance, Inc. The purchase price was approximately $6.5 million in cash, including the pay off of approximately $1.0 million of Heartland debt. In addition to the purchase price, Transcend assumed approximately $1.0 million of Heartland’s transaction-related liabilities, net of U.S. cash acquired. The transaction is expected to have a nominal impact on 4th quarter 2010 earnings per share due to Transcend’s transaction costs and to be accretive to earnings per share in 2011.

About Transcend Services, Inc.

Transcend Services is a leading provider of clinical documentation solutions for healthcare organizations. The company’s high-quality transcription services – along with leading data extraction and reporting tools – provide critical data needed to document patient encounters and help drive clinical decision making. Transcend provides clients with exceptional quality, turnaround time and service so that they can focus on what matters most – their patients. For more information, visit www.transcendservices.com.

Safe Harbor Statement

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent our expectations, anticipations or beliefs about future events, including our operating results, financial condition, liquidity, expenditures, and compliance with legal and regulatory requirements. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially depending on a variety of important factors. Factors that might cause or contribute to such differences include, but are not limited to, competitive pressures, extraordinary expenses, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, challenges encountered in integrating acquired businesses, increased regulatory burdens, lower-than-expected demand for the Company’s products and services, business conditions in the integrated health care delivery network market, adverse general economic conditions, and the risk factors detailed in our periodic, quarterly and annual reports on Forms 8-K, 10-Q and 10-K that we file with the Securities Exchange Commission (“SEC”) from time to time. With respect to such forward-looking statements, we claim protection under the Private Securities Litigation Reform Act of 1995. Our SEC filings are available from us, and also may be examined at public reference facilities maintained by the SEC or, to the extent filed via EDGAR, accessed through the website of the SEC (http://www.sec.gov). In addition, factors that we are not currently aware of could harm our future operating results. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to make any revisions to the forward-looking statements or to reflect events or circumstances after the date of this press release.